Exhibit 3.1

AMENDMENT NO. 3 TO BYLAWS

Pursuant to Sections 78.195(5) and 78.350(4) of the Nevada Revised Statutes (the “NRS”), effective this 1st day of June, 2012 the Board of Directors of Cross Border Resources, Inc. (the “Corporation”), having determined that such action is necessary and appropriate to protect the interests of the Corporation and the Corporation’s stockholders, hereby adopts the following changes to the Bylaws of the Corporation: (1) by deleting Article XIII Acquisitions of Controlling Interests in its entirety and (2) by amending Article III, Section 13 in its entirety to read as follows:

ARTICLE III

STOCKHOLDERS MEETINGS

SECTION 13. ACTION WITHOUT MEETING. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.